March 4, 2019

Scandium International Mining Corp.
1430 Greg Street, Suite 501
Sparks, NV 89431

Re:	Scandium International Mining Corp. (the “Company”)
Annual Report on Form 10-K

Reference is made to the Annual Report on Form 10-K of the Company for the year ended December 31, 2018 (the “AnnualReport”).

I hereby consent to the references to my name, and to those portions of the summary of the technical report entitled “Feasibility Study - Nyngan Scandium Project, Bogan Shire, NSW, Australia” dated May 4, 2016, which appear in the Annual Report and the incorporation therein of such references to the Company’s registration statement on Form S-8 (No. 333-224510).

Yours truly,

/s/ Stuart Hutchin
Stuart Hutchin, B.SC (Geology), MAusIMM, MAIG CP (Geo)
Geology Manager, Mining One Consultants, Melbourne, Victoria, Australia